Exhibit 99.1

Calgon Carbon Reports 2012 Second Quarter Results

Q2 2012 results versus Q2 2011 results:

  Net Sales up 9.7%
  Equipment sales up 70.3%
  Fully diluted EPS $0.19 versus $0.20
  Gross margin (before depreciation and amortization) 31.0% versus 32.8% due to higher maintenance and coal costs
  Selling, administrative and research expense 15.6% of sales versus 16.6% of sales

PITTSBURGH--(BUSINESS WIRE)--August 8, 2012--Calgon Carbon Corporation (NYSE: CCC) reported results for the second quarter ended June 30, 2012.

The company reported net sales of $148.4 million for the second quarter of 2012, a $13.1 million, or 9.7% increase over the second quarter of 2011. Currency exchange had a $3.1 million negative effect on sales for the second quarter of 2012 due to the stronger dollar.

Net income for the second quarter of 2012 was $10.9 million versus $11.3 million for the comparable period of 2011. Net income for the second quarter of 2011 included a $1.3 million reduction in the estimate to complete a remediation project at one of the company’s production facilities. On a fully diluted basis, net income per common share for the second quarter of 2012 was $0.19 as compared to $0.20 for the second quarter of 2011.

For the second quarter of 2012, sales for the Activated Carbon and Service segment increased 4.0%, as compared to the second quarter of 2011. The increase was primarily due to higher demand for certain activated carbon and service products in the potable water market and higher pricing on activated carbon products for the metals recovery market.

Equipment sales for the second quarter of 2012 increased 70.3% versus the comparable period in 2011, primarily due to higher revenue recognition from ballast water treatment systems. For the second quarter of 2012, Consumer sales were comparable to the second quarter of 2011.

For the second quarter of 2012, net sales less the cost of products sold as a percentage of net sales was 31.0% versus 32.8% for the second quarter of 2011. The decline resulted primarily from higher coal and plant maintenance costs. Results for the second quarter of 2011 included a $1.3 million charge related to a discontinued product line in the company’s Consumer segment.

Selling, administrative and research expenses for the second quarter of 2012 were $23.1 million as compared to $22.5 million for the second quarter of 2011. The increase was principally due to expenses related to the testing of new activated carbon products. Selling, administrative and research expenses as a percentage of sales improved to 15.6% for the second quarter of 2012 versus 16.6% for the second quarter of 2011.

Calgon Carbon’s board of directors did not declare a quarterly dividend.

Net sales for the six months ended June 30, 2012, were $285.0 million, a $25.3 million, or a 9.8%, increase over the comparable period in 2011. Currency translation had a $3.3 million negative impact on sales for the first half of 2012 due to the stronger dollar.

Net income for the six months ended June 30, 2012, was $18.6 million versus $19.8 million for the comparable period of 2011. Fully diluted net income per common share for the first half of 2012 was $0.33. Fully diluted net income per common share for the first half of 2011 was $0.35.

Randy Dearth, Calgon Carbon’s president and chief executive officer, commented on the results, “Calgon Carbon is a company with strong fundamentals and unprecedented opportunities as a provider of environmental solutions. Several factors, including the global economic slowdown, rising raw material and maintenance costs, and delays in implementation of environmental regulations, have created a challenging business environment for the company. In response, Calgon Carbon’s management has initiated a program which, I believe, will result in annual cost savings in excess of $10 million.”

“As I assume leadership of the company, my first priority will be to fully implement this cost reduction program as quickly as possible. I am also committed to identifying additional initiatives that will further strengthen the company’s competitive position. I believe that these efforts should result in significant and sustained earnings growth.”

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

Calgon Carbon Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands except per share data)
(Unaudited)
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net Sales	$148,403	$135,298	$285,011	$259,678

Cost of Products Sold	102,456	90,864	196,282	173,853

Depreciation and Amortization	6,442	5,655	12,955	11,195

Selling, Administrative & Research	23,092	22,499	47,038	44,831

Environmental and Litigation	(172)	(1,135)	(19)	(956)

	131,818	117,883	256,256	228,923

Income from Operations	16,585	17,415	28,755	30,755

Interest Income (Expense) - Net	17	58	10	103

Other Income (Expense) - Net	(513)	(46)	(764)	(236)

Income Before Income Tax Provision	16,089	17,427	28,001	30,622

Income Tax Provision	5,205	6,136	9,379	10,854

Net Income	$10,884	$11,291	$18,622	$19,768

Net Income per Common Share
Basic	$.19	$.20	$.33	$.35

Diluted	$.19	$.20	$.33	$.35

Weighted Average Shares Outstanding (Thousands)
Basic	56,639	56,188	56,576	56,156

Diluted	57,190	57,054	57,157	56,974

Calgon Carbon Corporation

Segment Data:

Segment Sales	2Q12	2Q11	YTD 2012	YTD 2011

Activated Carbon and Service	126,353	121,522	243,590	234,406
Equipment	19,887	11,681	36,005	20,798
Consumer	2,163	2,095	5,416	4,474

Total Sales (thousands)	$148,403	$135,298	$285,011	$259,678

Segment
Operating Income (loss)*	2Q12	2Q11	YTD 2012	YTD 2011

Activated Carbon and Service	20,526	24,890	37,829	43,957
Equipment	1,999	(484)	2,531	(866)
Consumer	502	(1,336)	1,350	(1,141)

Income from Operations (thousands)	$23,027	$23,070	$41,710	$41,950

*Before depreciation and amortization. The 2011 quarter and year to date periods include a $1.3 million charge related to a discontinued product line in the Consumer Segment as well as a $1.3 million reduction in an environmental liability in the Activated Carbon and Service segment.

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	June 30,	December 31,
	2012	2011

Assets

Current assets:

Cash and cash equivalents	$16,575	$13,574

Restricted cash	1,106	1,152

Receivables	102,426	102,540

Inventories	118,297	118,348

Other current assets	45,728	42,327

Total current assets	284,132	277,941

Property, plant and equipment, net	253,791	234,549

Other assets	40,438	40,500

Total assets	$578,361	$552,990

Liabilities and Shareholders' Equity

Current liabilities:

Short-term debt	$35,065	$22,894

Current portion of long-term debt	2,572	3,372

Other current liabilities	87,553	89,721

Total current liabilities	125,190	115,987

Long-term debt	284	1,103

Other liabilities	58,331	58,783

Total liabilities	183,805	175,873

Total shareholders' equity	394,556	377,117

Total liabilities and shareholders' equity	$578,361	$552,990

CONTACT:
Calgon Carbon Corporation
Gail A. Gerono, 412-787-6795
www.calgoncarbon.com